Exhibit 10.19

Confidential Materials omitted and filed separately with the

Securities and Exchange Commission. Double asterisks denote omissions.

MANUFACTURING SERVICES AGREEMENT

THIS AGREEMENT (the “Agreement”) is effective as of August 6, 2015 (the “Effective Date”), by and between ACACIA COMMUNICATIONS, INC., a Delaware corporation having a principal place of business at Three Clock Tower Place, Suite 100, Maynard, MA 01754, on behalf of itself and its affiliates or subsidiaries (collectively “CUSTOMER”) and SANMINA CORPORATION, a Delaware corporation having its principal place of business at 2700 North First Street, San Jose, California 95134, on behalf of itself and its affiliates or subsidiaries (“SANMINA”). CUSTOMER and SANMINA are sometimes referred to herein as a “Party” and the “Parties.”

1.	TERM

The initial term of this Agreement shall commence on the Effective Date and shall continue through the second anniversary of the Effective Date unless sooner terminated by mutual agreement or in accordance with this Agreement. Upon the expiry of the initial term, this Agreement shall continue from year to year until one Party terminates the Agreement by giving at least one hundred eighty (180) days’ prior written notice to the other Party. Notwithstanding the foregoing, the term of this Agreement shall automatically extend to include the term of any purchase order (“Order”) issued hereunder.

2.	PRICING

2.1 Pricing. During the term, CUSTOMER may purchase from SANMINA the products specified by the Parties, as amended from time to time (the “Products”) at the prices set forth in Exhibit A (the “Prices and Inventory Turns”). [General Note applicable to all Exhibits: Exhibit A (Prices), Exhibit B (Long Lead-time and NCNR Components), and Exhibit C (Customer Furnished Equipment, Components and Documentation) shall be reviewed on a [**] basis and revised as appropriate and such [**] price revisions shall be effective upon mutual written agreement of the Parties, and an agreement per Section 16.1 shall not be required. The Pricing Model shown in Exhibit A shall be reviewed on [**] basis.] Prices (a) are in U.S. Dollars, (b) include SANMINA standard packaging, (c) exclude the items set forth in Section 2.2, and (d) are based on (i) the configuration set forth in the specifications provided to SANMINA on which SANMINA’s quotation was based (the “Specifications”) and (ii) the projected volumes, minimum run rates, the projected inventory turns as provided in Exhibit A and other assumptions set forth in SANMINA’s quotation and/or Exhibit A. The Prices shall remain fixed for the term of the Agreement, subject to the Parties’ right to revise Prices, up or down, (x) to account for any material variations on the market prices of components, parts and raw material (collectively “Components”), including any such variations resulting from allocations or shortages; (y) to account for any changes in the exchange rate between the currency in which the pricing is calculated and the currency in which SANMINA pays for its labor, overhead and Components or (z) the price adjustments set forth in Section 2.3. On the [**] of any [**] prior to the [**] of application, the Parties shall establish the exchange rates (“Contract Rates”) to be applied to the following [**] costs (for those costs denominated in currencies different from the currency in which the Price is denominated). The source of the Contract Rates will be the spot rates published by the Wall Street Journal or the Financial Times of London (CUSTOMER’s option) reflecting the previous day’s closing rates. Prices will be reviewed [**] and pricing set for the next [**]. Cost changes shall be implemented with inventory burn off or via a buy down.

2.2 Exclusions from Price. Prices specifically exclude (a) export licensing of the Product and payment of broker’s fees, duties, tariffs and other similar charges; (b) taxes or

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charges (other than those based on net income of SANMINA) imposed by any taxing authority upon the manufacture, sale, shipment, storage, “value add” or use of the Product; and (c) setup, tooling, or non-recurring engineering activities (collectively “NRE Charges”).

2.3 Other Price Adjustments:

CUSTOMER acknowledges that the Prices set forth in Exhibit A are based on the forecasted volumes provided by CUSTOMER to SANMINA and the projected inventory turns as provided in Exhibit A. CUSTOMER acknowledges that the Prices are based on the Specifications and the assumptions set forth in SANMINA’s quotation and in Exhibit A. In the event SANMINA experiences an increase or decrease in cost as a result of changes in the pricing assumptions or the Specifications, the Parties shall be entitled to the Price adjustment set forth in Section 6.1. CUSTOMER and SANMINA agree to work together in good faith to identify potential [**] cost reduction goals, with a target of [**] per cent ([**]%) per [**].

2.4 Sanmina, on request and upon reasonable notice, shall provide backup documentation to support Component cost increases and of WIP validation in support of ECO activity EOL activity or where costs will be cut in during a [**].

3.	PAYMENT TERMS/SETOFFS/CREDIT LIMIT

3.1 Payment Terms. Payment terms are net [**] days after the date of receipt of the electronic invoice (which shall not be issued prior to shipment of the Product), subject to continuing credit approval. Any quantity discrepancies must be brought to SANMINA’s attention within [**] days after receiving shipment and invoice. On any invoice not paid by the maturity date, CUSTOMER shall pay interest from maturity to date of payment at the rate of [**]% per month. Unless otherwise stated, payment shall be made in U.S. Dollars. In the event CUSTOMER has any outstanding invoice beyond the payment term, CUSTOMER will be given [**] business days notification prior to any stop shipments occurring.

3.2 Setoffs. Each Party shall be entitled at all times to set-off any amount owing from the other Party to such Party against any amount payable to the other Party from such Party, arising out of this Agreement. Written notice of the intent to exercise such set-off shall be provided to the Party against whom the set-off will be taken and the parties shall use good faith efforts to resolve the issue without such a set-off being taken. For purposes hereof, (i) the term “Party” shall include the Parties to this transaction and each Party’s Affiliates and (ii) a Party’s “Affiliate” shall mean any entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control by such Party, including but not limited to a Party’s subsidiaries.

3.3 Credit Limit. CUSTOMER shall provide SANMINA’s Credit Department a completed credit application. SANMINA shall provide CUSTOMER with an initial credit limit, which shall be reviewed (and, if necessary, adjusted) from time to time and with periodic financial updates from CUSTOMER in order to maintain a credit limit. For purposes of the exchange of CUSTOMER financial information, the Parties shall enter into a separate non-disclosure agreement which will limit access to CUSTOMER’s financial information to a limited number of named SANMINA employees. If there is a material negative change in CUSTOMER’s financial condition as reasonably determined by SANMINA or a material financial default by CUSTOMER under this Agreement as reasonably determined by SANMINA, then SANMINA shall have the right to reduce the credit limit upon [**] business days’ prior written notice to CUSTOMER, and both Parties agree to use commercially reasonable efforts to meet within [**]

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business days following the written credit limit reduction notice to review the CUSTOMER’s credit line and work, subject to SANMINA’s financial and credit policies, to minimize any impact on expected shipments to CUSTOMER. In the event CUSTOMER exceeds this credit limit, SANMINA shall have the right to stop shipments of Product to CUSTOMER and stop loading new Orders and Forecasts until CUSTOMER makes a sufficient payment to bring its account within the credit limit provided or it is otherwise mutually agreed. The Parties agree to review and evaluate in good faith an increase in the credit limit upon request by CUSTOMER. For avoidance of doubt, it is understood and agreed that in the event of any assignment or transfer of this Agreement by CUSTOMER under Section 16.3 Sanmina shall have the right to review the creditworthiness of the assignee, transferee, or successor of CUSTOMER and to adjust the credit limit and terms in accordance with this Section 3.3.

3.4 Security Interest. CUSTOMER grants SANMINA a purchase money security interest in the Products delivered to CUSTOMER until CUSTOMER has paid for the Products and all Product-related charges. CUSTOMER agrees to promptly execute any documents requested by SANMINA to perfect and protect such security interest.

3.5 CUSTOMER guarantees the obligations of each of its authorized Affiliates and any other company that is authorized by CUSTOMER with respect to Orders or Forecasts placed or made pursuant to this Agreement, and agrees to be jointly liable for such obligations.

4.	PURCHASE ORDERS/FORECAST/RESCHEDULE

4.1 Purchase Orders.

(a) CUSTOMER will issue to SANMINA specific Orders for Product covered by this Agreement. Each Order shall be in the form of a written or electronic communication and shall contain the following information: (i) the part number of the Product; (ii) the quantity of the Product; (iii) the delivery date or shipping schedule; (iv) the location to which the Product is to be shipped; and (v) transportation instructions. Each Order shall contain a number for billing purposes, and may include other instructions and terms (provided that such terms do not conflict with this Agreement) as may be appropriate under the circumstances.

(b) All Orders shall be confirmed by SANMINA within [**] business days of receipt. Subject to Section 3.3 above, SANMINA shall accept all Orders that meet the order information requirements as stated in subsection 4.1(a) above, provided (i) that the Orders are within the forecasted Product quantities, (ii) CUSTOMER is not in material default or breach of the Agreement and (iii) the delivery schedule is not less than the quoted lead-times set forth in Exhibit A for a Product. If SANMINA believes a condition exists whereby it may reject an Order, SANMINA will provide a written response detailing the condition and agrees to work with CUSTOMER to allow a correction of the Order so that an accepted order can be confirmed. SANMINA agrees that orders may be placed under this Agreement by CUSTOMER and/or any of its Affiliates or contract manufacturers that are identified in advance by CUSTOMER and which have been authorized by CUSTOMER and which are subject to the CUSTOMER guarantee in Section 3.5 above. If SANMINA does not accept or reject the Order within the [**] day period, the Order shall be deemed accepted by SANMINA. In the event the delivery schedule set forth in a proposed Order is less than the quoted lead-times set forth in Exhibit A for a product, or SANMINA finds the schedule or Order to be unacceptable due to some other noncompliance with this Agreement, the Parties shall negotiate in good faith to resolve the disputed matter(s).

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4.2 Forecast; Minimum Buys; Excess and Obsolete Inventory.

(a) Initial Forecast. Upon the execution of this Agreement, CUSTOMER shall provide SANMINA with (i) an initial [**] day firm Order and (ii) a non-binding forecast for Product requirements [**] for an additional [**] months (“Forecast”). All Orders shall be binding and may be rescheduled only in accordance with Section 4.2(d), or cancelled upon payment of (1) the purchase price of the Product (if the cancellation is made within [**] days of the scheduled delivery date) or (2) the amounts set forth in Section 4.2(f) (if cancellation is made outside of such [**]-day period). SANMINA shall make purchase commitments (including for Components based on Orders) and purchase commitments for Long Lead-time Components to its Component suppliers (“Vendors”) based upon the Order and Forecast as set forth in this Article 4, and CUSTOMER shall be responsible for Components purchased in support of CUSTOMER’s Orders and Forecast in accordance herewith. For all other purposes, however, the Forecast shall be non-binding.

(b) Subsequent Forecasts. On the [**] after the initial Order and Forecast, unless a new Order is placed the first Forecast month shall automatically become part of the Order, a [**], so that a rolling Order of [**] days is always maintained.

(c) MRP Process.

(1) SANMINA shall take the Order and Forecast and generate a Master Production Schedule (“MPS”) for a [**]-month period in accordance with the process described in this Section. The MPS shall define the master plan on which SANMINA shall base its procurement, internal capacity projections and commitments. SANMINA shall use CUSTOMER’s Order to generate the first [**] months of the MPS and shall use CUSTOMER’s Forecast to generate the subsequent [**] months of the MPS.

(2) SANMINA shall process the MPS through industry-standard software that will break down CUSTOMER’s Product requirements into Component requirements. When no Product testing (in-circuit or functional testing) is required by CUSTOMER, SANMINA will use commercially reasonable efforts to schedule delivery of all Components to SANMINA [**] business days before the Products are scheduled to ship to CUSTOMER; in the event Product testing is required, SANMINA will use commercially reasonable efforts to schedule delivery of all Components to SANMINA [**] business days before the Products are scheduled to ship to CUSTOMER.

(3) SANMINA will release (launch) purchase orders to Vendors (including other SANMINA facilities) prior to the anticipated date that the Components are needed at SANMINA. The date on which these orders are launched will depend on the lead time determined between the Vendor and SANMINA and SANMINA’s manufacturing or materials planning systems. All purchase orders to Vendors that result in excess of [**] ($[**]) Dollars on a line item basis shall be subject to review and approval by CUSTOMER before release to Vendor by SANMINA. CUSTOMER shall promptly review and approve such purchase orders or provide SANMINA with its reasons for withholding approval.

(4) A list of all Components with lead times greater than [**]days (or the Order period, if the Order period is less than [**] days) (“Long Lead-time Components”) is set forth in Exhibit B to this Agreement and/or has previously been provided to CUSTOMER. SANMINA shall use reasonable efforts to update the list of Long Lead-time Components every [**] and present an updated list of Long Lead-time Components to CUSTOMER at the time

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SANMINA presents the CUSTOMER with the Excess List and Obsolete List described in Section 4.2(e). Each revised Long Lead-time Item list shall be deemed an amendment to Exhibit B, whether or not it has been formally designated as such. In the event SANMINA fails to present an updated list of Long Lead-time Components, (i) the Parties shall continue to rely on the preceding list (as updated in writing by the Parties) and (ii) CUSTOMER will accept responsibility for Long Lead-time Components ordered outside the lead-times set forth in the list provided that SANMINA can demonstrate to CUSTOMER’s reasonable satisfaction that such Components were ordered in accordance with the then-current Vendor lead-times. (CUSTOMER acknowledges that lead-times constantly change and that SANMINA might not always be able to present CUSTOMER with a current Long Lead-time Component List).

(5) CUSTOMER acknowledges that SANMINA will order Components in quantities sufficient to support CUSTOMER’s Forecast. In determining the quantity of Components to order, SANMINA divides the Components into three classes, “Class A,” “Class B,” and “Class C.” Typically, Class A Components are comprised of the approximately [**] percent ([**]%) of Components constituting approximately [**] percent ([**]%) of the Product’s total Component cost; Class C Components are comprised of the approximately [**] percent ([**]%) of Components constituting approximately [**] percent ([**]%) of the Product’s total Component cost; and Class B Components are comprised of the remaining [**] percent ([**]%) of Components constituting approximately [**] percent ([**]%) of the Product’s total Component cost. Generally, SANMINA will place orders with its Vendors for approximately [**] worth of Class A Components, [**] worth of Class B Components and [**] worth of Class C Components. A summary of SANMINA’s general purchase practices is set forth in the table below. The foregoing notwithstanding, CUSTOMER will be responsible only for Components purchased to fulfill Orders, Long Lead-time items, safety stock (as mutually agreed) and NCNR , in accordance with this Section.

Part Class	Expected Percentage of Total Parts	Expected Percentage of Total Value (of Gross Requirements)	Periods Worth of Supply to be Bought with Each Order
A	[**]	[**]	[**]
B	[**]	[**]	[**]
C	[**]	[**]	[**]

(6) CUSTOMER acknowledges that SANMINA will be required to order Components in accordance with the various minimum buy quantities, tape and reel quantities, and multiples of packaging quantities required by the Vendor. In addition, CUSTOMER acknowledges that there is a lag time between any CUSTOMER cancellation and the cancellation of the Components required to support production.

(7) CUSTOMER acknowledges that the Vendor lead-times can be significant, and understands that it is possible for SANMINA to have Components on order pursuant to Section 4.2(c)(4) above which would support the [**] of CUSTOMER’s Forecast. For example, assuming a Vendor lead-time of [**] and a “B” Component, SANMINA would place an order for [**] worth (see table above) of such Component approximately [**] weeks prior to the date on which the first Component is expected to be used.

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(d) Reschedule. CUSTOMER may reschedule all or part of a scheduled delivery (per Order) [**] for a period not to exceed [**] days in accordance with the table below. At the end of this [**] day period, CUSTOMER shall either accept delivery of rescheduled finished units and/or pay SANMINA’s Delivered Cost (as defined in Section 4.2(e)) associated with rescheduled units not yet built. As an example, assume that CUSTOMER’s Order requested delivery of [**] units on [**] units on [**] units on [**] and [**] units on [**]. On [**], the CUSTOMER asks SANMINA to reschedule all deliveries to the maximum extent permitted under this Agreement. Because the Agreement does not permit reschedules within [**] days of the delivery date, none of the units scheduled for delivery on [**] would be affected. SANMINA would, however, reschedule the delivery of [**] units scheduled to be delivered on [**] (within [**] days, CUSTOMER can reschedule [**]% of any scheduled delivery for a maximum of [**] days), reschedule the delivery of [**] units scheduled to be delivered on [**] (within [**] days, CUSTOMER can reschedule [**]% of any scheduled delivery for a maximum of [**] days), and reschedule the delivery of [**] units scheduled to be delivered on [**] (after [**] days, CUSTOMER can reschedule [**]% of any scheduled delivery for a maximum of [**] days.

Days Before P.O. Delivery Date	Percentage Reschedule Allowance
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

SANMINA shall use reasonable commercial efforts to accommodate any upside schedule changes beyond the firm Order periods.

(e) Excess and Obsolete Inventory.

(i) For the purpose of this Agreement,

a. “Delivered Cost” shall mean SANMINA’s quoted cost of Components as stated on the bill of materials, plus a materials margin equal to the applicable percentage set forth in the mutually agreed Pricing Model. Quoted cost shall mean the price charged by the third party Component vendor to SANMINA and shall not include any labor, overhead, profit, or other markup by SANMINA. Materials margin shall include only the percentage markup stated above, without additional labor, overhead, profit, or other markup by SANMINA.

b. “Excess Components” means (a) the Components that SANMINA has on hand, which have been ordered, manufactured, or acquired (in accordance with the requirements of this Section 4) based on CUSTOMER’s then-current Forecast as noted in section 4 and Exhibit B, long lead time components, items purchased as safety stock, parts purchased under MOQ’s and NCNR or Orders, but for which CUSTOMER has no demand in the [**] day period following the end of each [**], and/or (b) inventory that is in excess of the quantity required to maintain the agreed to inventory turns per Exhibit A.

c. “Obsolete Components” means the quantity of Components that SANMINA has on hand, which have been ordered, manufactured, or acquired (in accordance with the requirements of this Section 4) based on CUSTOMER’s then-current Forecast or Order,

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but which SANMINA no longer requires as a result of (i) CUSTOMER’s announcement or notification that the Product into which such Component is incorporated has reached its end of life (“EOL”), (ii) a change in the specification the Product into which the Component is incorporated as a result of an Engineering Change Notice or otherwise; or (iii) Section 4.2(e)(vii) below.

(ii) Within [**] business days after receiving CUSTOMER’s first Forecast or Order of the [**] following the end of each [**] (but no later than the [**] business day following the end of each of SANMINA’s [**]), SANMINA shall advise CUSTOMER in writing of any Excess Components and their Delivered Cost (the “Excess List”). Notwithstanding the foregoing, SANMINA’s failure to timely provide the Excess List to CUSTOMER shall not affect CUSTOMER’s obligations hereunder.

(iii) Within [**] business days of receiving SANMINA’s Excess List, CUSTOMER shall advise SANMINA of any Component on the Excess List that it believes is not excess, and the Parties shall work together in good faith to resolve any outstanding issues.

(iv) Within [**] business days of CUSTOMER’s issuance of its response to the Excess List, CUSTOMER and SANMINA will agree on the disposition of the Excess List on a part number-by-part number basis (hereafter the “Mutually Agreed Excess”) and shall enter into transactions as defined below to settle the Mutually Agreed Excess.

(v) Within [**] business days of the Parties’ agreement on the Mutually Agreed Excess, CUSTOMER will pay SANMINA the amount equal to the Mutually Agreed Excess. SANMINA will credit these funds to the CUSTOMER’s “Prepaid Inventory Reserve Account” which has been established as a “contra-asset” to CUSTOMER’s obligations under this Section 4.

(vi) The Parties shall use the processes set forth in sections (i) through (v) above at the end of each [**] to determine the “new” Mutually Agreed Excess for the end of each subsequent [**]. The Parties will then compare the prior [**] Prepaid Inventory Reserve Account with the “new” Mutually Agreed Excess amount. If the new Mutually Agreed Excess is greater than the Prepaid Inventory Reserve Account, then CUSTOMER shall, within [**] business days, pay the difference to SANMINA, who shall credit the funds to the Prepaid Reserve Account. If the new Mutually Agreed Excess is less than the Prepaid Inventory Reserve Account, then SANMINA shall, within [**] business days, refund the difference to CUSTOMER.

(vii) Excess Components shall be kept in the prepaid inventory reserve account for a maximum period of [**] months, at which time such Excess Components will be deemed to be Obsolete Components, and handled in accordance with Section 4.2(e)(viii) below.

(viii)

a. Within [**] business days after receiving CUSTOMER’s first Forecast or Order of the [**] following the end of each [**] (but no later than the [**] business day following the end of each of SANMINA’s [**]), SANMINA shall advise CUSTOMER in writing of any Obsolete Components and their Delivered Cost (the “Obsolete List”). The Obsolete List shall include all former Excess Components which have been deemed Obsolete Components in accordance with Section 4.2(e)(vii) above. Notwithstanding the foregoing, SANMINA’s failure to timely provide the Obsolete List to CUSTOMER shall not affect CUSTOMER’s obligations hereunder.

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b. To the extent that any of the amount in the CUSTOMER’s Prepaid Inventory Reserve Account relates to any Obsolete Component (e.g., the Obsolete Component was formerly included in the Excess List, and CUSTOMER included that Component in its funding of the Prepaid Inventory Reserve Account), SANMINA shall debit the Prepaid Inventory Reserve Account in the amount of the Delivered Cost of such Component. In the event the CUSTOMER’s Prepaid Inventory Reserve Account does not include funding for any Obsolete Component (e.g., the Component was recently rendered obsolete as a result of a design change), SANMINA shall invoice CUSTOMER for the Delivered Cost of the Obsolete Component, CUSTOMER shall pay SANMINA’s invoice within [**] business days after the date of invoice. SANMINA will ship or dispose of the Obsolete Component in accordance with the CUSTOMER’s instructions.

(f) Customer Component Liability. CUSTOMER acknowledges that it shall be financially liable for all Components ordered in accordance with this Section 4.2. At CUSTOMER’s request, SANMINA shall use commercially reasonable efforts to minimize CUSTOMER’s Component Liability by attempting to return Components to the Vendor or cancel cancelable open Orders; provided, however, that SANMINA shall not be obligated to attempt to return to Vendor Components which are, in the aggregate, worth less than $[**].

(g) Supplier Managed Inventory Program. CUSTOMER acknowledges that the concept of “purchase commitments to a Vendor” (as used in Section 4.2(a) and elsewhere in this Agreement) includes not only SANMINA purchase orders issued to Vendors, but, subject to prior written approval by the CUSTOMER, also non-binding forecasts (which are based on CUSTOMER’s Forecasts) provided to Vendors in accordance with SANMINA’s Supplier Managed Inventory Program (“SMI Program”). Under the SMI Program, SANMINA provides Vendors with forecasts of anticipated Component requirements, and the Vendor is obligated to supply SANMINA with all forecasted Components, but SANMINA does not issue Vendor a purchase order until the Component is actually required by SANMINA for production. However, under the SMI Program, SANMINA is obligated to either consume a sufficient level of the forecasted Components or pay the Vendor for a certain level of unused Components. For the purpose of this Agreement, CUSTOMER’s Component Liability (pursuant to 4.2(f) above) shall include the cost of any required Vendor payments under the SMI Program as well as any Components actually ordered from the Vendors in accordance with this subsection (g) based on CUSTOMER’s Forecast.

4.3 Allocation. In the event that the supply of a particular Product is constrained because of parts or materials shortages affecting SANMINA and the industry generally, SANMINA will allocate to CUSTOMER, in each facility in which the Products are produced, a supply of such parts or materials in proportion to open CUSTOMER Purchase Orders first, then by loaded Forecast.

5.	DELIVERY AND ACCEPTANCE

5.1 Delivery. All Product shipments shall be FCA SANMINA’s facility of manufacture or repair (Incoterms 2010). Title to and risk of loss or damage to the Product shall pass to CUSTOMER upon SANMINA’s tender of the Product to the common carrier. CUSTOMER shall be the exporter and importer of record for all shipments of Products, including any repaired

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or replacement Products. SANMINA shall mark, pack, package, crate, transport, ship and store Product to ensure (a) delivery of the Product to its ultimate destination in safe condition, (b) compliance with all requirements of the carrier and destination authorities, and (c) compliance with any special instructions of CUSTOMER. SANMINA shall use commercially reasonable efforts to deliver the Products on the agreed-upon delivery dates and shall promptly notify CUSTOMER of any anticipated delays.

5.2 Acceptance. Acceptance of the Product shall occur no later than [**] days after receipt of Product at destination and shall be based solely on whether the Product passes a mutually agreeable acceptance test procedure or inspection designed to demonstrate compliance with the Specifications. Product cannot be rejected based on criteria that were unknown to SANMINA or based on test procedures that SANMINA has not approved or does not conduct. Notwithstanding anything to the contrary, Product shall be deemed accepted if not rejected within this [**]-day period. Once a Product is accepted, all Product returns shall be handled in accordance with Section 7 (Warranty). Prior to returning any rejected Product, CUSTOMER shall obtain a Return Material Authorization (“RMA”) number from SANMINA, and shall return such Product in accordance with SANMINA’s instructions; CUSTOMER shall specify the reason for such rejection in all RMAs. In the event a Product is rejected, SANMINA shall have a reasonable opportunity to cure any defect which led to such rejection.

6.	CHANGES

6.1 General. CUSTOMER may upon sufficient notice make changes within the general scope of this Agreement. Such changes may include, but are not limited to changes in (1) drawings, plans, designs, procedures, Specifications, test specifications or bill of material (“BOM”), (2) methods of packaging and shipment, (3) quantities of Product to be furnished, (4) delivery schedule, or (5) Customer-Furnished Items. All changes other than changes in quantity of Products to be furnished shall be requested pursuant to an Engineering Change Notice (“ECN”) and finalized in an Engineering Change Order (“ECO”). If any such change causes either an increase or decrease in SANMINA’s cost or the time required for performance of any part of the work under this Agreement (whether changed or not changed by any ECO) the Prices and/or delivery schedules shall be adjusted in a manner which would adequately compensate the Parties for such change.

6.2 ECN’s. Within [**] business days after an ECN is received, SANMINA shall advise CUSTOMER in writing (a) of any change in Prices or delivery schedules resulting from the ECN and (b) the Delivered Cost of any Finished Product, Work-in-Process or Component rendered excess or obsolete as a result of the ECN (collectively the “ECN Charge”). Unless otherwise stated, ECN Charges are valid from [**] days from the date of the ECN Charge.

6.3 ECO’s. In the event CUSTOMER desires to proceed with the change after receiving the ECN Charge pursuant to Section 6.2, CUSTOMER shall advise SANMINA in writing and shall immediately pay the portion of the ECN Charge set forth in Section 6.2(b). In the event CUSTOMER does not desire to proceed with the Change after receiving the ECN Charge, it shall so notify SANMINA. In the event SANMINA does not receive written confirmation of CUSTOMER’s desire to proceed with the change within [**] days after SANMINA provides CUSTOMER with the ECN Charge, the ECN shall be deemed cancelled.

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7.	WARRANTY

7.1 SANMINA Warranty. SANMINA warrants that the Product will be free from defects in SANMINA workmanship for a period of [**] months from invoice. Products shall be considered free from defects in workmanship if they are manufactured and tested in accordance with the latest version of IPC-A-600 or IPC-A-610 and with CUSTOMER’s written specifications as accepted by Sanmina and successfully complete any mutually agreed product acceptance test. SANMINA shall, at its option and at its expense (and as CUSTOMER’s sole and exclusive remedy for breach of any warranty), repair, replace or issue a credit for Product found defective during the warranty period. In addition, SANMINA will pass on to CUSTOMER all Vendors’ (and manufacturers’) Component warranties to the extent that they are transferable, as well as manage such warranties on CUSTOMER’s behalf, but does not independently warrant Components. All warranty obligations will cease upon the earlier of the expiration of the warranty period set forth above or the return (at CUSTOMER’s request) of any test equipment or test fixtures. ALL CLAIMS FOR BREACH OF WARRANTY MUST BE RECEIVED BY SANMINA NO LATER THAN [**] DAYS AFTER THE EXPIRATION OF THE WARRANTY PERIOD.

7.2 RMA Process. SANMINA shall concur in advance on all Products to be returned for repair or rework. CUSTOMER shall obtain a RMA number from SANMINA prior to return shipment. All returns shall state the specific reason for such return, and will be processed in accordance with SANMINA’s RMA process. SANMINA shall pay all transportation costs for valid returns of the Products to SANMINA and for the shipment of the repaired or replacement Products to CUSTOMER, and shall bear all risk of loss or damage to such Products while in transit; CUSTOMER shall pay these charges, plus a handling charge, for invalid or “no defect found” returns. Any repaired or replaced Product shall be warranted as set forth in this Section for a period equal to the greater of (i) the balance of the applicable warranty period relating to such Product or (ii) [**] days after it is received by CUSTOMER.

7.3 Exclusions from Warranty. This warranty does not include Products that have defects or failures resulting from (a) CUSTOMER’s design of Products including, but not limited to, design functionality failures, specification inadequacies, failures relating to the functioning of Products in the manner for the intended purpose or in the specific CUSTOMER’s environment; (b) accident, disaster, neglect, abuse, misuse, improper handling, testing, storage or installation including improper handling in accordance with static sensitive electronic device handling requirements; (c) alterations, modifications or repairs by CUSTOMER or third parties or (d) defective CUSTOMER-provided test equipment or test software. CUSTOMER bears all design responsibility for the Product.

7.4 Remedy. THE SOLE REMEDY UNDER THE WARRANTY SET FORTH IN SECTION 7.1 SHALL BE THE REPAIR, REPLACEMENT OR CREDIT FOR DEFECTS AS STATED ABOVE. THE WARRANTIES EXPRESSLY SET FORTH ABOVE ARE THE SOLE WARRANTIES GIVEN BY SANMINA AND ARE IN LIEU OF ANY OTHER WARRANTIES EITHER EXPRESS OR IMPLIED. SANMINA DOES NOT MAKE ANY WARRANTIES REGARDING MERCHANTABILITY, NONINFRINGEMENT, OR FITNESS FOR A PARTICULAR PURPOSE, AND SPECIFICALLY DISCLAIMS ANY SUCH WARRANTY, EXPRESS OR IMPLIED. COMPLIANCE WITH “ROHS”, “WEEE”, “REACH” AND OTHER ENVIRONMENTAL LEGISLATION WORLDWIDE SHALL BE AS AGREED BY THE PARTIES, BUT SAMNINA SHALL BE RESPONSIBLE FOR ANY NONCOMPLIANCE RESULTING FROM ITS MANUFACTURING PROCESSES.

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7.5 Epidemic Failure.

(a) In the event of Epidemic Failure (defined below) of a Product, SANMINA shall investigate the cause of the Epidemic Failure and deliver to CUSTOMER a corrective action plan (“CAP”) within [**] business days from written notice of the failure. The CAP will define SANMINA’s plans for remedying the Epidemic Failure and the time period for development and implementation of such remedy for the defect. SANMINA shall at its own cost and expense correct such Epidemic Failure without delay.

(b) “Epidemic Failure” shall mean a recurring failure in the Product occurring during the [**] month period after delivery due to the same root defect in Sanmina workmanship which affects more than [**] percent ([**]%) of Product units over a [**]-day period, with a minimum number of [**] units in the field.

(c) SANMINA shall, at its cost and expense, repair or replace Products affected by Epidemic Failure. Until the correction of the Epidemic Failure, CUSTOMER may postpone or cancel, [**], the delivery of any outstanding purchase orders. In addition, CUSTOMER may return Product(s) affected by the Epidemic Failure already delivered, as well as any stock in inventory affected by the Epidemic Failure, for repair or replacement of such Product(s), free of charge to CUSTOMER, or for a credit of any amounts paid by CUSTOMER for any such Products, at Sanmina’s election.

(d) If SANMINA does not agree that an Epidemic Failure has occurred or exists after CUSTOMER has providing supporting documentation and evidence, or is unable to develop a mutually agreeable CAP and remedial plan, or fails to implement the remedial plan in a timely fashion, or otherwise fails to correct an Epidemic Failure, then the matter shall be referred to the designated executive management of each Party for timely resolution. If the dispute is not timely resolved by such referral then this matter shall be resolved in accordance with Section 16.5 herein.

8.	GENERAL REPRESENTATIONS

SANMINA represents and warrants that the Products delivered hereunder will be free of all liens, charges, encumbrances and security interests except as otherwise permitted in Section 3 above ; the Products delivered hereunder will be free from all defects in title; SANMINA has the required skills, expertise and experience to perform this Agreement;\and SANMINA’s performance of its obligations under this Agreement shall at all times comply with any and all applicable laws and regulations except as otherwise provided in Section 7.4 above.

9.	CUSTOMER FURNISHED EQUIPMENT AND COMPONENTS

9.1 Customer-Furnished Items. CUSTOMER shall provide SANMINA with the Product design and related specifications, applicable regulatory requirements, equipment, tooling, Components or documentation set forth in Exhibit C (collectively the “Customer-Furnished Items”). CUSTOMER hereby represents and warrants that the Customer-Furnished Items are or will be fit for the purposes CUSTOMER intends, meet all applicable regulatory requirements, and will be delivered to SANMINA in a timely manner. Documentation (including BOM’s, drawings and artwork) shall be current and complete. CUSTOMER shall be responsible for schedule delay, reasonable and agreed upon inventory carrying charges, and allocated equipment down time charges associated with the incompleteness, late delivery or non-delivery of Customer-Furnished Items.

9.2 Care of Customer-Furnished Items. All Customer-Furnished Items shall remain the property of CUSTOMER. SANMINA shall clearly identify all Customer-Furnished Items by an

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appropriate tag and shall utilize such Customer-Furnished Items solely in connection with the manufacture of CUSTOMER’s Product. SANMINA shall not make or allow modifications to be made to Customer-Furnished Items without CUSTOMER’s prior written consent. SANMINA shall be responsible for reasonable diligence and care in the use and protection of any Customer-Furnished Items, including providing reasonable insurance coverage, and routine maintenance of any Customer-Furnished equipment, but shall not be responsible for repairs or replacements (including servicing and calibration to the equipment) unless such failure was caused by SANMINA’s negligence or willful misconduct. All Customer-Furnished Items shall be returned to CUSTOMER at CUSTOMER’s expense upon request. SANMINA’s production and warranty obligations which require the utilization of the returned Customer-Furnished Items will cease upon SANMINA’s fulfillment of CUSTOMER’s request.

9.3 Customer-Furnished Components. Customer-furnished Components shall be handled in accordance with the applicable SANMINA manufacturing facility’s procedures regarding Customer-Furnished Material. For avoidance of doubt, in the event that SANMINA is provided with Customer-furnished Components (whether Customer owned, consignment inventory, purchased from CUSTOMER by SANMINA or delivered by third parties for Customer’s benefit without charge to SANMINA) there will be no added cost to such items, including overhead, SG&A, materials margin, profit and other markups.

9.4 From time to time, upon reasonable prior notice to Sanmina and compliance with Sanmina’s confidentiality and security requirements, Customer shall have the right to inspect all Customer-Furnished Items in Sanmina’s facilities or control, and all pertinent books, records, and documentation pertaining to said Customer-Furnished Items in Sanmina’s facilities or control, to ensure proper utilization, care, protection, maintenance, and handling.

10.	INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1 SANMINA’s Indemnification. SANMINA shall indemnify, defend, and hold CUSTOMER and CUSTOMER’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “Customer-Indemnified Parties”) harmless from all third party demands, claims, actions, causes of action, proceedings, suits, assessments, losses, damages, liabilities, settlements, judgments, fines, penalties, interest, costs and expenses (including fees and disbursements of counsel) of every kind (each a “Claim,” and, collectively “Claims”) (i) based upon personal injury or death or injury to property (other than damage to the Product itself, which is handled in accordance with Section 7 “Warranty”) to the extent any of the foregoing is caused by the negligent or willful acts or omissions of SANMINA or its officers, employees, subcontractors or agents, and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright, trade secret, or any actual or alleged violation of any other intellectual property rights arising from or in connection with SANMINA’s manufacturing processes.

10.2 CUSTOMER’s Indemnification. CUSTOMER shall indemnify, defend, and hold SANMINA and SANMINA’s affiliates, shareholders, directors, officers, employees, contractors, agents and other representatives (the “SANMINA-Indemnified Parties”) harmless from all third party Claims (i) based upon personal injury or death or injury to property to the extent any of the foregoing is caused by a defective Product, provided the defect was not caused by any SANMINA-Indemnified Parties, by the negligent or willful acts or omissions of CUSTOMER or its officers, employees, subcontractors or agents, and/or (ii) arising from or relating to any actual or alleged infringement or misappropriation of any patent, trademark, mask work, copyright,

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trade secret or any actual or alleged violation of any other intellectual property rights arising from or in connection with the Products, except to the extent that infringement occurs as a result of use by CUSTOMER of SANMINA’s manufacturing processes.

10.3 Procedure. A Party entitled to indemnification pursuant to this Section (the “Indemnitee”) shall promptly notify the other Party (the “Indemnitor”) in writing of any Claims covered by this indemnity. Promptly after receipt of such notice, the Indemnitor shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnitee. If the Indemnitor fails, within a reasonable time after receipt of such notice, to assume the defense with counsel reasonably satisfactory to the Indemnitee or, if in the reasonable judgment of the Indemnitee, a direct or indirect conflict of interest exists between the Parties with respect to the Claim, the Indemnitee shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnitor. Notwithstanding the foregoing, if the Indemnitee in its sole judgment so elects, the Indemnitee may also participate in the defense of such action by employing counsel at its expense, without waiving the Indemnitor’s obligation to indemnify and defend. The Indemnitor shall not compromise any Claim (or portions thereof) or consent to the entry of any judgment without an unconditional release of all liability of the Indemnitee as to each claimant or plaintiff.

10.4 Limitation of Liability. WITH THE EXCEPTION OF INDEMNITY OBLIGATIONS UNDER SECTIONS 10.1 AND 10.2., OR BREACHES OF SECTION 14 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES, OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, EVEN IF SUCH OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. FOR THE PURPOSE OF THIS SECTION, BOTH LOST PROFITS AND DAMAGES RESULTING FROM VALUE ADDED TO THE PRODUCT BY CUSTOMER SHALL BE CONSIDERED CONSEQUENTIAL DAMAGES. IN NO EVENT SHALL SANMINA’S LIABILITY FOR A PRODUCT (WHETHER ASSERTED AS A TORT CLAIM OR CONTRACT CLAIM) EXCEED THE AMOUNTS PAID TO SANMINA FOR SUCH PRODUCT HEREUNDER. IN NO EVENT WILL SANMINA BE LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE PRODUCT BY CUSTOMER. IN NO EVENT SHALL EITHER PARTY’S LIABILITY FOR CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT EXCEED THE GREATER OF (i) TEN PERCENT (10%) OF THE TRAILING 12 MONTHS OF REVENUE FOR PRODUCT PAID FOR UNDER THIS AGREEMENT AND (ii) TWO MILLION ($2,000,000) DOLLARS (THE “CAP”). THESE LIMITATIONS SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY. NOTWITHSTANDING THE FOREGOING, THE CAP SHALL NOT APPLY TO LIMIT A PARTY’S INDEMNIFICATION OBLIGATIONS, CUSTOMER’S OBLIGATIONS FOR PAYMENTS IN ACCORDANCE WITH SECTIONS 3, 4, OR 11, OR SANMINA’S OBLIGATIONS TO REPAIR, REPLACE OR ISSUE A CREDIT UNDER THE WARRANTY AS DESCRIBED IN SECTION 7.1 ABOVE OR UNDER SECTION 7.5(C) ABOVE.

11.	TERMINATION

11.1 Termination for Cause. Subject to Section 11.4., either Party may terminate this Agreement or an Order hereunder for default if the other Party materially breaches this Agreement; provided, however, no termination right shall accrue until [**] days after the defaulting Party is notified in writing of the material breach and has failed to cure or give

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adequate assurances of performance within the [**] day period after notice of material breach. Notwithstanding the foregoing, there shall be a [**] business day cure period for payment-related breaches, provided the existence of such cure period is not being abused.

11.2 Termination for Convenience. Subject to Section 11.4., CUSTOMER may terminate this Agreement hereunder for any reason upon thirty (30) days’ prior written notice and may terminate any Order hereunder for any reason upon ninety (90) days’ (before scheduled shipment) prior written notice. Subject to Section 11.4, SANMINA may terminate this Agreement for any reason upon one hundred eighty (180) days’ notice.

11.3 Termination by Operation of Law. Subject to Section 11.4., this Agreement shall immediately and automatically terminate should either Party (a) fail to meet its financial obligations on an ongoing basis; (b) enter into or file a petition, arraignment or proceeding seeking an order for relief under the bankruptcy laws of its jurisdiction; (c) enter into a receivership of any of its assets or (d) enter into a dissolution or liquidation of its assets or an assignment for the benefit of its creditors.

11.4 Consequences of Termination.

(a) Termination by SANMINA for CUSTOMER BREACH or by CUSTOMER for Convenience. In the event this Agreement or an Order hereunder is terminated by Sanmina due to Customer’s uncured material breach or by Customer for its convenience (including a termination due to a force majeure event) , CUSTOMER shall pay SANMINA (1) the contract Price for all conforming finished Product existing at the time of termination and delivered in accordance with the Agreement; (2) SANMINA’s cost (including labor, Components and mark-up on Components and labor) for all work in process; and (3) CUSTOMER’s Component Liability pursuant to Section 4.2(f).

(b) Termination by CUSTOMER Resulting from SANMINA’s Breach or Termination by SANMINA for Convenience. In the event CUSTOMER terminates this Agreement or any Order hereunder as a result of an uncured material breach by SANMINA, CUSTOMER shall pay SANMINA(1) the contract Order Price for all finished conforming Product delivered in accordance with the Agreement and conforming finished Product delivered within [**] days after termination pursuant to accepted Orders. It is understood and agreed that Sanmina shall be authorized to, and if requested by CUSTOMER shall, bring all work in process (WIP) to finished Product state and, if conforming and delivered in accordance with the Agreement, shall be paid for at the contract Price; and conforming Component inventory mutually agreed to pursuant to Section 4.2(f) at cost excluding Sanmina mark up. In the event SANMINA terminates pursuant to Section 11.2 above, SANMINA shall (i) complete all Orders placed prior to the date of notice of termination, and (ii) accept and complete all Orders placed after the date of notice of termination with requested delivery dates that are within lead time and are on or prior to the effective date of the termination.

12.	QUALITY

12.1 Specifications. Product shall be manufactured by SANMINA in accordance with the Specifications, as modified via written ECO’s in accordance with this Agreement. Neither Party shall make any change to the Specifications, to any Components described therein, or to the Products (including, without limitation, changes in form, fit, function, design, appearance or place of

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manufacture of the Products or changes which would affect the reliability of any of the Products) unless such change is made in accordance with Section 6.1. Subject to the foregoing, SANMINA shall be permitted to make changes in its manufacturing process at any time, so long as such changes do not affect the form, fit, or function, design, appearance or place of manufacture of the Products or changes which would affect the reliability of any of the Products or require requalification by CUSTOMER.

12.2 Content of Specifications. The Specifications shall include, but shall not be limited to (i) detailed electrical, mechanical, performance and appearance specifications for each model of Product, (ii) the BOM; (iii) tooling specifications, along with a detailed description of the operation thereof, (iv) art work drawings, (v) Component specifications, (vi) Vendor cross references.

12.3 Components. SANMINA shall use in its production of Products such Components of a type, quality, and grade specified by CUSTOMER to the extent CUSTOMER chooses to so specify, and shall purchase Components only from Vendors appearing on CUSTOMER’s approved vendor list (“AVL”); provided, however, that in the event SANMINA cannot purchase a Component from a Vendor on CUSTOMER’s AVL for any reason, SANMINA shall be able to purchase such Component from an alternate Vendor, subject to CUSTOMER’s prior written approval, which approval shall not be unreasonably withheld or delayed. SANMINA shall use commercially reasonable efforts to manage all Vendors, but shall not be responsible for any Component (including the failure of any Component to comply with the Specifications). Within the [**] of this Agreement, CUSTOMER will use reasonable efforts to approve SANMINA as an AVL Vendor for all Components in the Product bill of materials manufactured by SANMINA that CUSTOMER determines are of suitable quality and price.

12.4 Quality Specifications. SANMINA shall comply with the quality specifications set forth in its Quality Manual, incorporated by reference herein, a copy of which is available from SANMINA upon request.

12.5 Inspection of Facility. Upon reasonable advance written notice and, upon SANMINA’s request the execution of an appropriate nondisclosure agreement, CUSTOMER may inspect the Products and Components held by SANMINA for CUSTOMER at SANMINA’s facilities during SANMINA’s regular business hours, provided that such inspection does not unduly affect SANMINA’s operations. CUSTOMER and its representatives shall observe all security and handling measures of SANMINA while on SANMINA’s premises. CUSTOMER and its representatives acknowledge that their presence on SANMINA’s property is at their sole risk.

13.	FORCE MAJEURE

13.1 Force Majeure Event. For purposes of this Agreement, a “Force Majeure Event” shall mean (i) the occurrence of unforeseeable circumstances beyond a Party’s control and without such Party’s negligence or intentional misconduct, including, but not limited to, any act by any governmental authority, act of war, natural disaster, strike, boycott, embargo, shortage, riot, lockout, labor dispute, civil commotion and (ii) the failure of a Vendor to timely deliver a Component to SANMINA (unless the Vendor’s failure to timely deliver directly results from SANMINA’s failure to order the Component or otherwise to fulfill its obligations between SANMINA and the affected Vendor).

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13.2 Notice of Force Majeure Event. Neither Party shall be responsible for any failure to perform due to a Force Majeure Event provided that such Party gives notice to the other Party of the Force Majeure Event as soon as reasonably practicable, but not later than [**] days after the date on which such Party knew or should reasonably have known of the commencement of the Force Majeure Event, specifying the nature and particulars thereof and the expected duration thereof; provided, however, that the failure of a Party to give notice of a Force Majeure Event shall not prevent such Party from relying on this Section except to the extent that the other Party has been prejudiced thereby.

13.3 Termination of Force Majeure Event. The Party claiming a Force Majeure Event shall use reasonable efforts to mitigate the effect of any such Force Majeure Event and to cooperate to develop and implement a plan of remedial and reasonable alternative measure to remove the Force Majeure Event; provided, however, that neither Party shall be required under this provision to settle any strike or other labor dispute on terms it considers to be unfavorable to it. Upon the cessation of the Force Majeure Event, the Party affected thereby shall immediately notify the other Party of such fact, and use its best efforts to resume normal performance of its obligations under the Agreement as soon as possible.

13.4 Limitations. Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Section shall not excuse (i) any obligation of either Party, including the obligation to pay money in a timely manner for Product actually delivered or other liabilities actually incurred, that arose before the occurrence of the Force Majeure Event causing the suspension of performance; or (ii) any late delivery of Product, equipment, materials, supplies, tools, or other items caused solely by negligent acts or omissions on the part of such Party.

13.5 Termination for Convenience. In the event a Party fails to perform any of its obligations for reasons defined in this Section 13 for a cumulative period of ninety (90) days or more from the date of such Party’s notification to the other Party then the other Party at its option may extend the corresponding delivery period for the length of the delay, or terminate this Agreement for Convenience in accordance with Section 11.2.

14.	CONFIDENTIALITY AND NON-SOLICITATION OF EMPLOYEES

14.1 Definitions. For the purpose of this Agreement,

(a) “Confidential Information” means information (in any form or media) regarding a Party’s customers, prospective customers (including lists of customers and prospective customers), methods of operation, engineering methods and processes (including any information which may be obtained by a Party by reverse engineering, decompiling or examining any software or hardware provided by the other Party under this Agreement), programs and databases, patents and designs, billing rates, billing procedures, vendors and suppliers, business methods, finances, management, or any other business information relating to such Party (whether constituting a trade secret or proprietary or otherwise) which has value to such Party and is treated by such Party as being confidential; provided, however, that Confidential Information does not include information that (i) is known to the other Party prior to receipt from the Disclosing Party hereunder, which knowledge shall be evidenced by written records, (ii) is independently developed as evidenced by written records, (iii) is or becomes in the public domain through no breach of this Agreement, or (iv) is received from a third party without breach of any obligation of confidentiality; and provided further, that Confidential Information does not include any information provided by CUSTOMER to SANMINA regarding the manufacturing process, except for processes and procedures that are unique to CUSTOMER’s requirements.

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(b) “Person” shall mean and include any individual, partnership, association, corporation, trust, unincorporated organization, limited liability company or any other business entity or enterprise.

(c) “Representative” shall mean a Party’s employees, agents, or representatives, including, without limitation, financial advisors, lawyers, accountants, experts, and consultants.

14.2 Nondisclosure Covenants.

(a) In connection with this Agreement, each Party (the “Disclosing Party”) may furnish to the other Party (the “Receiving Party”) or its Representatives certain Confidential Information. For a period of [**] years from the date of the last disclosure under this Agreement, the Receiving Party (a) shall maintain as confidential all Confidential Information disclosed to it by the Disclosing Party, (b) shall not, directly or indirectly, disclose any such Confidential Information to any Person other than (i) those Representatives of the Receiving Party whose duties in connection with the Receiving Party’s performance under this Agreement justify the need to know such Confidential Information and then only after each Representative has agreed to be bound by this Confidentiality Agreement and clearly understands his or her obligation to protect the confidentiality of such Confidential Information and to restrict the use of such Confidential Information or (ii) if SANMINA is the Receiving Party, a third party Vendor solely to the extent necessary for the purpose of obtaining price quotations and (c) shall treat such Confidential Information with the same degree of care as it treats its own Confidential Information (but in no case with less than a reasonable degree of care).

(b) The disclosure of any Confidential Information is solely for the purpose of enabling each Party to perform under this Agreement, and the Receiving Party shall not use any Confidential Information disclosed by the Disclosing Party for any other purpose.

(c) Except as otherwise set forth in this Agreement, all Confidential Information supplied by the Disclosing Party shall remain the property of the Disclosing Party, and will be promptly returned by the Receiving Party upon receipt of written request therefor.

(d) If the Receiving Party or its Representative is requested or becomes legally compelled to disclose any of the Confidential Information, it will provide the Disclosing Party with prompt written notice and provides reasonable cooperation, at the expense of the Disclosing Party, in the Disclosing Party’s efforts to obtain a protective order or other remedy to protect its Confidential Information or limit disclosure. If a protective order or other remedy is not obtained, then only that part of the Confidential Information that is legally required to be furnished will be furnished, and reasonable efforts will be made to obtain reliable assurances of confidentiality.

14.3 Non-Solicitation of Employees. During the term of this Agreement and for a period of [**] thereafter, neither Party shall directly or indirectly solicit, recruit or hire (or attempt to solicit, recruit or hire) any of the other Party’s current employees to whom the Party was first introduced through the performance of this Agreement; provided, however, that this shall not prohibit a Party from (a) advertising for open positions provided that such advertisements are not targeted solely at the employees of the other Party; (b) or employing any individual who initiates contact with such Party on his or her own initiative, whether in response to an advertisement or otherwise.

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14.4 Injunctive Relief Authorized. Any material breach of this Section by a Party or its Representatives may cause irreparable injury and the non-breaching Party may be entitled to equitable relief, including injunctive relief and specific performance, in the event of a breach. The above will not be construed to limit the remedies available to a Party. In addition, the prevailing Party will be entitled to be reimbursed for all of its reasonable attorneys’ fees and expenses at all levels of proceedings and for investigations, from the non-prevailing Party.

14.5 No Publicity. Each Party agrees not to publicize or issue any press release, advertising, marketing or other public announcement concerning the subject matter of this Agreement or the existence or terms of this Agreement without the prior consent of the other Party except as required by law or applicable regulations (in which case, the Party seeking to disclose the information shall give reasonable notice to the other Party of its intent to make such a disclosure). Nothing contained in this Agreement confers on either party any right to use in advertising, publicity or other promotional activities any name, trade name, trademark, logo or other designation of the other party, or its Affiliates or any of their directors, officers or employees (including any contraction, abbreviation or simulation of any of the foregoing). The foregoing notwithstanding, either party may provide a copy of this Agreement or otherwise disclose its terms in connection with any legal or regulatory requirement, financing transaction or due diligence inquiry.

15.	INSURANCE

SANMINA agrees to maintain during the term of this Agreement (a) Workers’ Compensation insurance as prescribed by the law of the state in which SANMINA’s services are performed; (b) Employer’s Liability insurance with limits of at least $[**] per occurrence; (c) Commercial Automobile Liability insurance if the use of motor vehicles is required, with limits of at least $[**] for bodily injury and property damage for each occurrence; (d) Commercial General Liability insurance, including blanket contractual liability and broad form property damage, with limits of at least $[**] combined single limit for personal injury and property damage for each occurrence; and (e) Commercial General Liability insurance endorsed to include Products Liability and Completed Operations coverage in the amount of $[**] for each occurrence . SANMINA shall furnish to CUSTOMER upon request certificates or evidence of the foregoing insurance indicating the amount and nature of such coverage and the expiration date of each policy. Each Party agrees that it, its insurer(s) and anyone claiming by, through, under or in its behalf shall have no claim, right of action or right of subrogation against the other Party and the other Party’s affiliates, directors, officers, employees and customers based on any loss or liability insured against under the insurance required by this Agreement. In addition to the primary coverages listed in (d) and (e) above, SANMINA shall maintain not less than an aggregate of $[**] in insurance for each of the coverages listed in (d) and (e), which insurance limits may be obtained through any combination of primary and excess liability insurance. Any excess liability policies shall provide umbrella coverage in the same manner as the Commercial General Liability policies described above and shall not contain any additional exclusions or limitations of such policies.

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16.	MISCELLANEOUS

16.1 Integration Clause. This Agreement (including the Exhibits and Schedules to this Agreement) constitutes the entire agreement of the Parties, superseding all previous Agreements covering the subject matter. This Agreement shall not be changed or modified except by written agreement, specifically amending, modifying and changing this Agreement, signed by SANMINA and an authorized representative of the CUSTOMER.

16.2 Order of Precedence. All quotations, Orders, acknowledgments and invoices issued pursuant to this Agreement are issued for convenience of the Parties only and shall be subject to the provisions of this Agreement and the Exhibits hereto. The Parties expressly reject any pre-printed terms and conditions of any Order, acknowledgment, or any other form document of either Party other than the specific terms set forth in Section 4.1(a)(i)-(v) shall be deemed deleted and of no effect whatsoever. No modification to this Agreement, the Exhibits or any Order shall be valid without the prior written consent of the Purchase Agreement Coordinators of SANMINA and CUSTOMER.

16.3 Assignment. Neither this Agreement nor any rights or obligations hereunder shall be transferred or assigned by either Party without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed. This Agreement may be assigned in whole or in part by either Party to any Affiliate of such Party provided that such Party remains secondarily liable under this Agreement. Notwithstanding the foregoing, either Party may assign its right to payment to a third party without the need for consent from the other Party. CUSTOMER may, however, assign or transfer this Agreement and its rights and obligations hereunder without consent to any successor to all or substantially all of its business which concerns this Agreement (whether by sale of assets or equity, merger, consolidation or otherwise), but any such successor remains subject to Sanmina credit requirements contained in Section 3 of this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the successors, representatives and permitted assigns of the Parties.

16.4 Notices. Wherever one Party is required or permitted or required to give written notice to the other under this Agreement, such notice will be given by hand, by certified U.S. mail, return receipt requested, by overnight courier, or by fax and addressed as follows:

If to CUSTOMER:	with a copy to:

Acacia Communications, Inc. Three Clock Tower Place, Suite 100 Maynard, MA 01754 Attn: John Kavanagh, VP Manufacturing	Acacia Communications, Inc. Three Clock Tower Place, Suite 100 Maynard, MA 01754 Attn: General Counsel

If to SANMINA:	with a copy to:

SANMINA Corporation	SANMINA Corporation
2700 N. First Street	2700 N. First Street
San Jose, California 95134	San Jose, California 95134
Att’n: EVP, Sales	Att’n: General Counsel
Phone: (408) 964-3600	Phone: (408) 964-3600
Fax: (408) 964-3636	Fax: (408) 964-3636

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All such notices shall be effective upon receipt. Either Party may designate a different notice address from time to time upon giving ten (10) days’ prior written notice thereof to the other Party.

16.5 Disputes/Choice of Law/Attorneys’ Fees. The Parties shall attempt to resolve any disputes between them arising out of this Agreement through good faith negotiations. In the event the Parties cannot resolve a dispute, the Parties acknowledge and agree that the state courts of Santa Clara County, California and the federal courts located in the Northern District of the State of California shall have exclusive jurisdiction and venue to adjudicate any and all disputes arising out of or in connection with this Agreement. The Parties consent to the exercise by such courts of personal jurisdiction over them and each Party waives any objection it might otherwise have to venue, personal jurisdiction, inconvenience of forum, and any similar or related doctrine. This Agreement shall be construed in accordance with the substantive laws of the State of California (excluding its conflicts of laws principles). The provisions of the United Nations Conventions on Contracts for the International Sale of Goods shall not apply to this Agreement. The prevailing Party shall be entitled to recover its costs and reasonable attorney’s fees from the non-prevailing Party in any action brought to enforce this Agreement.

16.6 Equitable Relief. The Parties acknowledge and agree that money damages alone may not be an adequate remedy for breach or nonperformance hereunder and, therefore, the non-breaching Party shall, in addition to any other legal or equitable remedies, be entitled to seek an order for specific performance, or an injunction or similar equitable relief against such breach or threatened breach, without the necessity of proving actual damages or posting any bond.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK. SIGNATURE PAGE TO FOLLOW.]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the Effective Date, by their officers, duly authorized.

SANMINA CORPORATION		CUSTOMER – ACACIA COMMUNICATIONS, INC.

By:	/s/ Geoff Beane	By:	/s/ Raj Shanmugaraj

Geoff Beane		Raj Shanmugaraj
Typed Name		Typed Name

VP/GM Sanmina Corp		President and CEO
Title		Title

25 Sept 15		Sept 18, 2015

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INDEX

1.	TERM

2.	PRICING

3.	PAYMENT TERMS/SETOFFS/CREDIT LIMIT

4.	PURCHASE ORDERS/FORECAST/RESCHEDULE

5.	DELIVERY AND ACCEPTANCE

6.	CHANGES

7.	WARRANTY

8.	GENERAL REPRESENTATIONS

9.	CUSTOMER FURNISHED EQUIPMENT AND COMPONENTS

10.	INDEMNIFICATION AND LIMITATION OF LIABILITY

11.	TERMINATION

12.	QUALITY

13.	FORCE MAJEURE

14.	CONFIDENTIALITY AND NON-SOLICITATION OF EMPLOYEES

15.	INSURANCE

16.	MISCELLANEOUS

EXHIBITS

[General Note applicable to all Exhibits: Exhibit A (Prices), Exhibit B (Long Lead-time and NCNR Components), and Exhibit C (Customer Furnished Equipment, Components and Documentation) shall be reviewed on a [**] basis and revised as appropriate and such [**] price revisions shall be effective upon mutual written agreement of the Parties, and an agreement per Section 16.1 shall not be required. The Pricing Model shown in Exhibit A shall be reviewed on [**] basis.]

A.	PRICES AND INVENTORY TURNS

B.	LONG LEAD-TIME COMPONENTS

C.	CUSTOMER FURNISHED EQUIPMENT, COMPONENTS AND DOCUMENTATION

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EXHIBIT A

PRICING

Prices for the current [**]:

See Quotation attached.

Prices will be updated [**].

Pricing Model:

Pricing for the [**] Quotation will be calculated using the costed bill of material for each Product and following Pricing Model.

The Pricing Model will be reviewed and updated [**].

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of three pages were omitted. [**]

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EXHIBIT B

LONG LEAD-TIME AND NCNR COMPONENTS

Long Lead Time Components:

This component list will be reviewed and updated [**].

07-28-15 data			Order Quantities	Lead time	Status
Name	UOM	Description	Minimum	Purch	EDI
[**]	[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of twenty pages were omitted. [**]

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NCNR Components

This component list will be reviewed and updated [**].

Item	Description	UOM	NCNR
[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of two pages were omitted. [**]

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EXHIBIT C

CUSTOMER FURNISHED EQUIPMENT, COMPONENTS, AND DOCUMENTATION

This equipment list will be reviewed and updated [**].

Model and Serial #	ACACIA ASSET #	LOCATION	COMMENTS
[**]	[**]	[**]	[**]

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of twelve pages were omitted. [**]

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